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                                                                      Exhibit 2

                              PURCHASE AGREEMENT

         This Purchase Agreement (hereinafter referred to as "Purchase Agreement"), executed effective as of the 5th day of January, 1999, is by and among Rystan Company, Inc., a New Jersey corporation, having a place of business at 47 Center Street, Little Falls, New Jersey 07424 (hereinafter referred to as "Rystan"), Integra LifeSciences Corporation, a Delaware corporation and sole shareholder of Rystan, having a place of business at 105 Morgan Lane, Plainsboro, New Jersey 08536 (hereinafter referred to as "Integra" and, together with Rystan, "Seller"), and Healthpoint, Ltd., a Texas limited partnership having a place of business at 2600 Airport Freeway, Fort Worth, Texas 76111 (hereinafter referred to as "Purchaser").

                                  WITNESSETH:

         WHEREAS, Seller desires to sell and Purchaser desires to purchase Seller's right, title and interest in and to the Assets, as defined below, pursuant to this Purchase Agreement; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional requirements related to the sale;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

     1. Definitions

         For purposes of this Purchase Agreement, the following terms shall have the meanings as set forth below:

         1.1 "Products" shall mean Seller's Panafil(R) Ointment (also sometimes referred to as Panafil(R) Green Ointment) and Seller's Panafil(R) White Ointment, together with all variations of related papain-urea enzymatic debriding /healing products.

         1.2 "Affiliate" shall mean any entity directly or indirectly controlling, controlled by or under common control with Seller or Purchaser.

         1.3 "Closing Date" shall mean January 5, 1999.

         1.4 "Trademark" shall mean the trademark listed on Schedule A attached hereto.

         1.5 "Assets" shall mean the Products, the Trademark and all of the other assets of Seller transferred to the Purchaser pursuant to Article 2 hereof.

     2. Purchase and Sale

         2.1 Subject to the terms and conditions set forth herein, Seller agrees to sell, convey, grant, assign, transfer and deliver to Purchaser, or cause to be sold, conveyed, granted, transferred and delivered to Purchaser, and Purchaser agrees to purchase, accept and receive from Seller, on the Closing Date all rights, title and interest in and to the Assets.

         2.2 The parties agree that purchase and sale of the Assets shall include, and Seller hereby grants and transfers to Purchaser, the Trademark and all existing tradedress, goodwill and




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copyrights associated with the Products, as well as any related patents and other intellectual property rights necessary to manufacture or distribute the Products.

         2.3 The parties agree that the purchase and sale of the Assets shall also include all formulations, sales and marketing records and literature, customer information and tracking reports, production records, stability records and data, know how and processes associated with manufacture and filling of the Products, complaint files, all regulatory files and records, all existing parts and equipment used to manufacture the Products, all raw material not used to manufacture "Additional Inventory" (as defined in the Manufacturing and Distribution Agreement dated the date hereof (the "Distribution Agreement") between the parties hereto and Purchaser's affiliate, DPT Laboratories, Ltd. ("DPT")) as well as all other information in Seller's possession or under Seller's control and pertaining to the Products.

     3. Purchase Price

         3.1 The Purchaser shall pay to Seller a total price of Six Million Four Hundred Thousand Dollars ($6,400,000) (the "Purchase Price"), payable by wire transfer on the Closing Date, in consideration of the Assets and rights under this Purchase Agreement.

         3.2 The parties agree that the Purchase Price shall be allocated by the Purchaser and the Seller among the Assets and rights under this Purchase Agreement by mutual agreement of the parties within 30 days after the Closing Date. Seller and Purchaser each covenant and agree that it shall not take a position in any tax proceeding or audit or otherwise that is inconsistent with such allocation; provided, however, that nothing contained herein shall require Seller or Purchaser to contest beyond, or otherwise than by, the exhaustion of its administrative remedies before any taxing authority, and Seller and Purchaser shall not be required to litigate before any court, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any taxing authority that challenges such allocation. Seller and Purchaser each shall give prompt notice to the other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority that challenges such allocation. Seller and Purchaser each shall timely file Internal Revenue Service Form 8594 (or any applicable successor thereto) in respect of the purchase and sale of the Assets and shall state on such Form the agreed allocation of the Purchase Price among the Assets and rights under this Purchase Agreement.

     4. Liabilities

         The Purchaser does not assume nor shall this Purchase Agreement be construed to impose any liability or obligation with respect to any of the Seller's debts, obligations or liabilities, whether definite or contingent, known or unknown, other than specifically created by the terms of this Purchase Agreement. Seller shall remain financially responsible for any rebates or other similar payments related to sale of the Products prior to the Closing Date. Seller shall also be responsible for returns of the Products pertaining to sales made prior to the Closing Date.

     5. Representations and Warranties of Each Seller

         Each Seller represents and warrants the following as of the Closing
Date:

         5.1 The Seller has the full power and authority, corporate and otherwise, to enter into this Purchase Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Purchase Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by the board of directors of each Seller and by Integra, as the sole shareholder of

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Rystan, and no further action or approval, corporate or otherwise, is required in order to constitute this Purchase Agreement as a binding and enforceable obligation of the Seller.

         5.2 The execution and delivery of this Purchase Agreement and the performance by the Seller of its obligations hereunder do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Seller and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets by reason of the terms of, any contract, mortgage, lien, lease, agreement, indenture, instrument, judgment or decree to which the Seller is a party or which is or purports to be binding upon the Seller, or which affects or purports to affect any of the Assets.

         5.3 No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to the Seller in order to constitute this Purchase Agreement as a binding and enforceable obligation of the Seller in accordance with its terms and to consummate the transactions contemplated hereby, and this Purchase Agreement is the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

         5.4 No action, suit, claim, notice of violation, investigation or proceedings, whether legal or administrative or in mediation or arbitration, is pending or, to Seller's knowledge, threatened, at law or in equity or admiralty, before or by any court or federal, state, municipal or other governmental department, regulatory body, commission, board, bureau, agency or instrumentality, against, pertaining to or affecting the Assets or in which an unfavorable judgment, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent, or make unlawful this Purchase Agreement or the carrying out of this Purchase Agreement.

         5.5 Rystan is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pertaining to or affecting the Assets or that would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Purchase Agreement or the carrying out of this Purchase Agreement.

         5.6 Rystan has and the Purchaser shall receive good title to each of the Assets, and the Assets are free and clear of all liens, encumbrances and restrictions.

         5.7 The Products, as well as all current labeling and written promotional material pertaining to the Products, are in compliance with all applicable laws and regulations and there are no restrictions to distribution of the Products in the markets where such Products are currently distributed.

         5.8 Attached as Schedule D hereto is a list of all adverse experience reports, 483 inspection observations, recall notices, warning letters, establishment investigation reports and other state or federal regulatory correspondence (collectively, "Regulatory Reports") pertaining to the Products received by Rystan during the previous three years. Also attached as Schedule D hereto is a list of all complaints, claims and demands (collectively, "Other Reports") pertaining to the Products received by Rystan during the previous three years, except such Other Reports as have not had, individually or in the aggregate, a material adverse effect on the existing regulatory status of the Products, the value of the Products, the legal, regulatory or economic risks associated with the Products or the ability of Rystan to market the Products. True and correct copies of the Regulatory Reports and Other Reports listed on Schedule D have been provided to the Purchaser.

         5.9 Attached as Schedule E hereto is a list of all agreements pertaining to the Products and their components, including, but not limited to, all quotations, contractual commitments or offers of Rystan pertaining to group purchasing contracts or programs, as well as any applicable state, federal or private reimbursement agreements or programs pertaining to the Products, true and correct copies of

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which have been provided to the Purchaser. Schedule E also contains all material terms of any verbal agreements concerning the Products or any of their components.

         5.10 There are no federal, state or local tax liens upon any of the Assets. There are no potential tax deficiencies on the part of the Seller relating to any tax year which may arise from issues which have been raised or which have not yet been raised but which would reasonably be expected by the Seller to be raised by the Internal Revenue Service or any other taxing authority that might reasonably be expected to have an adverse affect on Purchaser pursuant to an assertion of transferee liability or otherwise.

         5.11 There are no pending or, to the best of Seller's knowledge, threatened patent or trademark infringement claims with regard to any of the Assets.

         5.12 To the best of Seller's knowledge, use of the Assets or sales of the Products will not infringe any patent or other proprietary rights.

         5.13 No representation or warranty by the Seller in this Purchase Agreement or under any documents, instruments, certificates or schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts herein or therein misleading.

         5.14 Attached as Schedule F are Seller's standard costs for manufacture and packaging of the Products as well as the net sales revenue for the Products for the past three years.

         5.15 Attached as Schedule G is Seller's current returned goods policy.

         5.16 Attached as Schedule H is a list of all investigations by or on behalf of Rystan pertaining to the Products manufactured by Rystan during the past four years. Except as set forth on Schedule H, there have been no out-of-specification test results, whether for product release or stability, for any of the Products manufactured during the past four years. True and complete copies of all such investigations, pertaining to the Products manufactured during the past four years have been provided to Purchaser.

         5.17 All corrective action and commitments referenced in the January 8, 1997 Investigation Report pertaining to the Products as well as the FDA Form 483 issued to Rystan on March 26, 1997 have been implemented and Rystan is in compliance therewith.

         5.18 Rystan is the owner of sufficient right, title and interest in and to the Trademark to grant the assignment granted by this Agreement, and the Trademark has not lapsed or been canceled for failure to pay fees or file affidavits necessary to maintain the Trademark valid and in force.

         5.19 All assay, compounding processes, bulk hold, packaging and cleaning processes with regard to the Products have been validated in accordance with applicable legal and regulatory requirements.

     6. Representations and Warranties of Purchaser

         The Purchaser represents and warrants the following:

         6.1 The Purchaser has the full power and authority to enter into this Purchase Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Purchase Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by the board of directors of its general partner and no further action or approval, corporate or otherwise, is required in order to constitute this Purchase Agreement as a binding and enforceable obligation of the Purchaser.

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         6.2 No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to the Purchaser or the general partner of the Purchaser in order to constitute this Purchase Agreement as a binding and enforceable obligation of the Purchaser in accordance with its terms and to consummate the transactions contemplated hereby, and this Purchase Agreement is the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         6.3 The execution and delivery of this Purchase Agreement and the performance by the Purchaser of its obligations hereunder do not and will not violate any provision of the Agreement of Limited Partnership of the Purchaser.

         6.4 No action, suit, claim, notice of violation, investigation or proceedings, whether legal or administrative or in mediation or arbitration, is pending or, to Purchaser's knowledge, threatened, at law or in equity or admiralty, before or by any court or federal, state, municipal or other governmental department, regulatory body, commission, board, bureau, agency or instrumentality, in which an unfavorable judgment, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent, or make unlawful this Purchase Agreement or the carrying out of this Purchase Agreement.

     7. Adverse Experiences

         The Seller shall forward to the Purchaser in a timely manner any information that Seller has knowledge of concerning any adverse experience or product complaints related to the Products. In the event Purchaser receives product complaints or reports of adverse experiences which pertain to the distribution of the Products prior to the Closing Date, or sale of the Products by Seller after the Closing Date, Purchaser shall forward copies thereof to Seller in a timely manner. Unless otherwise requested by Seller, Purchaser shall respond to all complaints or reports of adverse experiences received after the Effective Date, consistent with its customary practices.

     8. Co-Promotion Agreement

         Upon Purchaser's receipt of $3,000,000 of Adjusted Gross Sales (as defined in the Distribution Agreement), the Panafil Promotional Services Agreement dated the date hereof between Purchaser and Integra (the "Panafil Agreement") shall become effective and all future revenue pertaining to the sale of the Products shall belong to Purchaser subject to any applicable payments to Seller pursuant to the Panafil Agreement.

     9. Non-Compete/Right of First Refusal

         9.1 For a period of ten (10) years after the Closing Date, neither Integra nor any of its Affiliates shall develop, license or market, or assist in the development, marketing or licensing of, directly or indirectly, any papain-urea debridement products or any extension, improvement or other product utilizing papain-urea as one of its active components.

         9.2 For a period of seven (7) years after the Closing Date, Integra shall grant to Purchaser a right of first refusal regarding any new debridement agent product developed by Integra or any of its Affiliates. The rights of Purchaser would not apply to marketing of the new debridement agent product by Integra or any of its Affiliates in the Podiatry and Burn Markets (as defined in the Panafil Agreement). Pursuant to this right of first refusal, Purchaser shall have the first right to negotiate a license or acquisition of such product for a period of three (3) months after such product is filed for approval with the relevant regulatory body for sale in the United States. After the expiration of such three-month period, if Purchaser and Integra shall not have agreed to a license or acquisition, neither

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Integra nor any of its Affiliates shall sell or license such product to any third party for economic terms less favorable to Integra or any of its Affiliates than those embodied in the Purchaser's offer. In addition, in the event Purchaser and Integra have not agreed to a license or acquisition, and Integra or any of its Affiliates elects to market, sell or license such new debridement product in markets other than the Podiatry and Burn Markets, whether directly or through another party, the applicable Promotional Services Agreements shall immediately be subject to termination at Purchaser's election.

     10. Ordinary Course of Business/Assistance with Transfer

         10.1 Rystan warrants to Purchaser that Rystan has operated its businesses as they pertain to manufacture and sale of the Products in their ordinary and usual course for the twelve month period preceding the Closing Date.

         10.2 Seller shall forward to Purchaser all purchase orders, sales orders, inquiries or other documentation concerning sale of inventory of the Products by Seller or its agents and representatives after the Closing Date.

         10.3 Seller agrees to assist Purchaser as reasonably requested in connection with transfer of the manufacturing and packaging of the Products to DPT, including, but not limited to, access to Seller's production and packaging operations while the Products are being produced by Seller, assistance with installation of the equipment being transferred to Purchaser, inter-laboratory assistance with Seller's methods for the Products and their components, assistance with the sourcing of Seller's components used to manufacture and fill the Products, and assistance with investigations and complaints pertaining to the Products. Seller agrees to bear up to an aggregate of $7,500 of the costs and expenses incurred by it in connection with such assistance, and the Purchaser shall promptly reimburse Seller for any costs and expenses incurred by Seller in excess of $7,500 in the aggregate.

         10.4 Seller shall be responsible for the recall of any lot of the Products manufactured by Rystan, whether before or after the Closing Date, which fails to meet its specifications during its applicable shelf life and shall reimburse Purchaser for any losses or expenses incurred as a result of such recall. Seller shall continue stability testing in compliance with applicable procedures and FDA commitments on all lots of Products manufactured by Rystan, whether before or after the Closing Date, and promptly notify Purchaser of any out-of-specification test results obtained with 48 hours after Seller's receipt of such results and verification thereof. Within 30 days after the Closing Date, Seller shall provide Purchaser with true and complete copies of all batch records in Seller's possession pertaining to lots of the Products previously manufactured by Rystan and still within their applicable shelf life. Seller shall provide Purchaser with true and complete copies of all batch records, investigations and testing data associated with all lots of the Products manufactured by Rystan after the Closing Date.

         10.5 Purchaser and Seller shall use their respective best efforts following the Closing Date to have the other listed as an additional insured on its product liability insurance policy until 12 months after Purchaser has received on behalf of Seller $3,000,000 of Adjusted Gross Sales (as defined in the Distribution Agreement).



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     11. Indemnifications

         11.1 Subject to the provisions of Sections 11.5, 11.6 and 11.7 hereof, Seller shall indemnify and hold Purchaser and its Affiliates, partners, directors, officers and employees harmless from and against any and all loss, liability, damage, expense and cost, including without limitation reasonable attorney's fees and other costs of defense (collectively, "Losses"), arising out of (i) ownership or sale of the Products manufactured by Rystan, whether prior to or after the Closing Date, (ii) the failure of the Products manufactured by Rystan, whether prior to or after the Closing Date, to comply with their applicable shelf life specifications, (iii) any unlawful promotional practices by Seller's employees with regard to sale of the Products or (iv) any failure by Integra or Rystan to comply with their respective obligations, representations or warranties under this Purchase Agreement or under the Distribution Agreement; provided, however, that Seller shall have no such obligations or liabilities to Purchaser if such obligations and liabilities arise out of or are related to (a) Purchaser's failure to comply with its obligations, representations, or warranties herein or (b) any unlawful promotional practices of Purchaser's or DPT's employees with regard to sale of the Products.

         11.2 Subject to the provisions of Sections 11.5, 11.6 and 11.7 hereof, Purchaser shall indemnify and hold Seller and its Affiliates, directors, officers and employees harmless from and against any and all Losses arising out of (i) ownership or sale of the Products manufactured by DPT, (ii) any unlawful promotional practices of Purchaser's or DPT's employees with regard to the sale of the Products or (iii) any failure by Purchaser or DPT to comply with their respective obligations, representations or warranties under this Purchase Agreement or under the Distribution Agreement; provided, however, that Purchaser shall have no such obligations or liabilities to Seller if such obligations and liabilities arise out of or are related to (a) Seller's failure to comply with its obligations, representations, or warranties herein or (b) any unlawful promotional practices of Seller's employees with regard to the sale of the Products.

         11.3 Each party indemnified hereunder (an "Indemnified Party") will give the other party hereto (an "Indemnifying Party") written notice of any action or proceeding relating to any claim or loss for which indemnity is sought hereunder within ten (10) business days after any such Indemnified Party shall have had actual notice thereof and the Indemnifying Party, at its option, shall be entitled to participate in or direct the defense or settlement of such action; provided the Indemnifying Party employs counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be borne by it. The Indemnifying Party shall not be liable to the Indemnified Party in respect of settlements effected by the Indemnified Party without the written consent of the Indemnifying Party. In the event that any Indemnifying Party shall undertake to compromise or defend any action or proceeding, it shall promptly notify the Indemnified Party of its intention to do so and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in any such compromise or defense.

         11.4 Each party hereto agrees to maintain commercial general liability and products insurance coverage with limits of at least $5,000,000 aggregate, $2,000,000 each occurrence and to designate the other party as an additional insured under such coverages.

         11.5 The performance by either party of any covenant or obligation on its part to be performed under this Purchase Agreement shall be excused by floods, strikes or other labor disturbances, riots, fire, accidents, war, embargoes, delays of carriers, inability to obtain materials, failure of power or of natural sources of supply, acts, injunctions, or restraints of government (whether or not now threatened), or any cause preventing such performance whether similar or dissimilar to the foregoing beyond the reasonable control of the party bound by such covenant or obligation; provided, however, that


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


the party affected shall take all reasonable actions within its power to comply as fully as possible with the terms of this Purchase Agreement; provided further, however, that the party affected shall not be required to settle any labor dispute on terms contrary to its wishes nor to test the validity of any law, regulation, or order by way of legal proceedings.

         11.6 In no event shall an Indemnifying Party be liable to an Indemnified Party pursuant to this Article 11 unless and until all Losses of the Indemnified Party hereunder exceed, in the aggregate, $10,000, in which case the Indemnified Party shall be entitled to recover the portion of such aggregate Losses in excess of $10,000 up to an amount which does not exceed $1,500,000 in the aggregate.

         11.7 The indemnification obligations of the parties hereunder shall continue until 12 months after Purchaser has received on behalf of Seller $3,000,000 of Adjusted Gross Sales (as defined in the Distribution Agreement), except that (i) the obligations of Seller under Section 11.1 regarding any unlawful promotional practices by Seller's employees with regard to the sale of the Products shall continue in effect until 12 months after the termination of the Panafil Agreement and (ii) the obligations of Purchaser under Section 11.2 regarding any unlawful promotional practices by Purchaser's or DPT's employees with regard to the sale of the Products shall continue in effect for 12 months after the termination of the Panafil Agreement.

      12. Assignment

         This Purchase Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by Seller to any party other than an Affiliate without the prior written consent of the Purchaser.

     13. Governing Law

         This Purchase Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     14. Dispute Resolution

         The parties agree to attempt to settle any disputes that arise in connection with this Purchase Agreement through good faith mediation efforts. The parties agree that any dispute that arises in connection with this Purchase Agreement which is not settled through good faith mediation efforts shall be settled by arbitration which shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in (i) Mercer County, New Jersey, if the demand for arbitration is initiated by Purchaser or (ii) Tarrant County, Texas, if the demand for arbitration is initiated by Seller. There shall be one arbitrator mutually approved by both parties. If the parties are unable to agree upon the single arbitrator, there shall be three (3) arbitrators, one (1) to be chosen by Seller, one (1) to be chosen by Purchaser and a third to be selected by the two arbitrators so chosen. The decision of the arbitrators shall be final and binding upon all parties and their respective successors and assigns. The costs of arbitration, including reasonable attorney's fees, shall be borne by the losing party.

     15. Severability

         In the event that any provision of this Purchase Agreement shall for any reason be finally adjudged as invalid, illegal, or unenforceable in any respect by any court, arbitration panel, commission, or agency having jurisdiction over either party or an Affiliate of either party, the validity of the Purchase

Agreement as a whole shall not be affected. The parties, rather, undertake to replace ineffective clauses with legally effective ones which come as close as possible to the sense of the ineffective clauses and the purpose of this Purchase Agreement, and the terms shall be reformed to this extent.

     16. Notice

         Any notice required or permitted by this Purchase Agreement shall be sent via telefax with an original delivered personally or mailed by first class, registered, or certified mail, postage prepaid by the other party as follows:

           Notices to Purchaser shall be sent to:

              Healthpoint, Ltd.
              2600 Airport Freeway
              Fort Worth, Texas 76111
              telefax (817) 900-4101
              Attention: H. Paul Dorman

           Notices to Seller shall be sent to:

              Integra LifeSciences Corporation
              105 Morgan Lane
              Plainsboro, New Jersey 08536-3297
              telefax (609) 799-3297
              Attention: Stuart M. Essig

              and to

              Rystan Company, Inc.
              47 Center Street
              Little Falls, New Jersey 07424
              telefax (973) 256-4083
              Attention: Herbert Wagner

     17. Waiver

         No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion

     18. Entire Agreement

         This Purchase Agreement contains the entire agreement between the parties hereto and supersedes any prior agreements, whether written or oral, between such parties related to this Purchase Agreement. No modification, alteration, amendment or supplement to this Purchase Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is to be enforced.



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


         19.      Counterparts

         This Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

         20.      Headings

         The headings used in this Purchase Agreement are for convenience only and are not a part of this Purchase Agreement.

         21.      Expenses

         Except as otherwise expressly provided in this Agreement, each party shall bear its respective out-of-pocket expenses incurred in attending meetings and in performing its other obligations under this Agreement.

         22.      Conditions Precedent to Obligations of Purchaser

         All obligations of Purchaser hereunder are, at the option of the Purchaser, subject to the conditions precedent that, at the Closing:

         22.1 Purchase shall have completed its due diligence investigation and shall have determined that the results of such investigation are satisfactory to Purchaser, in its sole discretion.

         22.2 All of the terms, covenants, agreements and conditions of this Purchase Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects.

         22.3 No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement or which may affect the right of Purchase to own, after the Closing Date, the Assets.

         23.      Conditions Precedent to Obligations of Seller

         All obligations of Seller hereunder are, at the option of the Seller, subject to the conditions precedent that, at the Closing:

         23.1 All of the terms, covenants, agreements and conditions of this Purchase Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

         23.2 No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement or which may affect the right of Purchase to own, after the Closing Date, the Assets.

         IN WITNESS WHEREOF, the parties hereto have each caused this Purchase Agreement to be executed by their duly authorized officers as of the date first above written.


                                     HEALTHPOINT, LTD.

                                     By:  DFB Holding, Inc., its general partner

                                            By: /s/ H. Paul Dorman
                                                --------------------------------

                                            Title: President
                                                   -----------------------------


                                     INTEGRA LIFESCIENCES CORPORATION

                                     By:/s/ Stuart M. Essig
                                        ----------------------------------------

                                     Title: President
                                            ------------------------------------


                                     RYSTAN COMPANY, INC.

                                     By:/s/ David B. Holtz
                                        ----------------------------------------

                                     Title: Vice President
                                           -------------------------------------

                        SCHEDULES TO PURCHASE AGREEMENT

Schedule A - Trademarks

Schedule D - Regulatory Reports

Schedule E - Product Agreements

Schedule F - Manufacturing and Packaging Costs

Schedule G - Returned Goods Policy

Schedule H - Product Investigations